EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-138036 on Form S-8 of Five Star Products, Inc. of our report dated April 26, 2006 related to the financial statements of Right-Way Dealer Warehouse, Inc. as of and for the years ended December 31, 2005 and 2004, appearing in this Current Report on Form 8-K/A.

DELOITTE & TOUCHE LLP

Stamford, CT
June 14, 2007